Exhibit No. 10.6

CONFIDENTIAL

January 16, 2009

Dr. Craig A Zabala
Chairman of the Board, President & Chief Executive Officer
Blackhawk Capital Group BDC, Inc.
14 Wall Street, Suite 1100B
New York, NY 10005

Dear Dr. Zabala,

This letter (the "Agreement") will confirm the engagement of John W. Loofbourrow Associates, Inc. ("Loofbourrow") and EquitySmith, Inc. ("ESI"), by Blackhawk Capital Group BDC, Inc., a Delaware corporation and a business development company registered under the Investment Company Act of 1940, as amended (the "Company"), as placement agents in connection with the Company's Rule 506 offering under Regulation D under the Securities Act of 1933, as amended (the "Securities Act"), of up to $10 million in common stock ("Securities") to qualified institutional buyers ("QIBs") and "accredited investors" (as those terms are defined under the Securities Act) (the "Investors").  The Offering will be pursuant to a Confidential Private Placement Memorandum and a subscription agreement and purchase questionnaire ("Subscription Agreement").  The maximum amount to be raised in the Offering is $10,000,000.  The minimum amount is $3,000,000.  The Company reserves the right to lower the minimum or increase the maximum at its sole discretion.  The purchase price shall be $5.00 per share.

1.
Scope of Loofbourrow's and ESI's Services.  Each of Loofbourrow and ESI will distribute Offering Materials (as hereinafter defined) to potential investors, report the status of the Offering to the Company, and assist in consummating the Offering, including, but not limited to:

a.	familiarizing itself to the extent it deems appropriate and feasible with the business operations, properties, financial condition, and prospects of the Company,

b.	assisting the Company in preparing Offering Materials for distribution by Loofbourrow and ESI to potential investors selected by Loofbourrow and ESI and the Company,

c.	screening and contacting prospective investors,

d.	assisting in negotiations with prospective investors, and

e.	advising and assisting the Company in structuring and pricing the Offering.

It is understood by both parties that Loofbourrow and ESI intend to solicit interest from a limited number of potential Investors (QIBs and accredited investors).  Loofbourrow and ESI will, in their sole discretion, determine the reasonableness of their efforts and are under no obligation to perform at any level other than what each deems reasonable.  The Company shall retain control of the Offering and shall have the right to determine (a) whether to accept and close the sale of the Securities to a specific Investor, (b) whether to close or terminate the Offering, and (c) the content of the Offering Materials.

2.
Fees.  In return for Loofbourrow's and ESI's services in the placement of Securities, the Company will pay Loofbourrow and/or ESI a cash fee equal to 10% of the gross proceeds (the "Financing Fee") of any Securities placed by Loofbourrow or ESI.  Any Financing Fees payable to Loofbourrow and ESI will be due at the closing date of the Offering and shall be payable to Loofbourrow and ESI by the Company.  Loofbourrow and ESI shall not be entitled to receive the reimbursement of any expenses from the Company.  It is anticipated that ESI will purchase for its own account 600,000 shares for $3,000,000.  ESI has the option to syndicate all or part of its $3,000,000 investment to third-party QIBs.  The Financing Fee associated with the sale of shares up to $3,000,000 to ESI shall be payable to Loofbourrow.  Financing Fees for all remaining Shares sold in the Offering will be split 70% to Loofbourrow and 30% to ESI for sales of shares of $3,000,001 to $4,000,000, and 100% to ESI for the sales of the remaining shares up to the maximum offering of $10,000,000.

3.
Term.  Unless extended or earlier terminated by mutual agreement in writing of the parties, the term of this Agreement shall commence January 15, 2009 and terminate on the earliest to occur of:  (i) ten (10) calendar days after written notice given to the Company by Loofbourrow or ESI of a potential Investor purchasing at least 600,000 Shares that will close on the purchase of Shares within five (5) calendar days of the date of such written notice; (ii) twenty-eight (28) calendar days from January 15, 2009; or (iii) the date of closing and funding by any Investor of a Subscription Agreement for a minimum of 600,000 Shares (the "Term").  The parties may extend the Term by mutual agreement.  Upon any termination or expiration of this Agreement, neither the Company, a potential Loofbourrow or potential ESI Investor, shall have any obligation or liability to any other party under this Agreement.  For a period of twenty-eight (28) calendar days from January 15, 2009 ("Period"), Loofbourrow and ESI shall have the exclusive right on behalf of the Company to solicit prospective Investors who are QIBs and/or accredited investors regarding the possible sale to such Investors of shares.  During the Period, Loofbourrow and ESI shall not have the right to conduct any other discussions on behalf of the Company regarding any matter other than the sale of the Shares to the prospective Investors.  For purposes of clarification, the Company during the Period shall deal exclusively with Loofbourrow and ESI concerning the sale of the shares and discontinue any discussions with respect to any previously received third party proposals with respect to the sale of such shares.  If this exclusivity provision is breached, in addition to any other compensation for damages, Loofbourrow and ESI and/or its shareholders, jointly and severally, shall promptly upon demand pay to the Company an amount equal to all expenses incurred by the Company in connection with the Offering, including the expenses of the Company's agents, advisors, bankers, attorneys, accountants and the other representatives.

For a period up to one year from the termination of this Agreement and if Loofbourrow and ESI enters into a selling group of any subsequent securities offerings of the Company, then Loofbourrow and ESI shall receive additional financing fees ("Additional Fees") if the Company sells securities to those Investors previously introduced by Loofbourrow and ESI ("Protected Investors").  Prior to the termination date, Loofbourrow and ESI will furnish the Company with a written list of the Protected Investors.  The Additional Fees will be equal to any underwriting or placement fees that are listed in any future offering circular or prospectus.

4.
Company Information.  The Company will furnish Loofbourrow and ESI such information concerning the Company as Loofbourrow and ESI reasonable determine to be appropriate with respect to the Offering ("Information").  The Company shall afford Loofbourrow and ESI and their counsel and representatives full and complete access to its books and records and will use commercially reasonable efforts to afford Loofbourrow and ESI with full and complete cooperation of management to gather the Information on a reasonable basis.  The Company recognizes and confirms that Loofbourrow and ESI (a) will use and rely on the Information in performing the services contemplated by this Agreement, without independently verifying the accuracy and completeness of the same, (b) does not assume responsibility for the accuracy or completeness of the Information, and (c) will not make an appraisal of any assets or liability of the Company.

The Company hereby represents to Loofbourrow and ESI that all solicitation materials prepared by the Company and used in connection with the Offering, including, without limitation, the Confidential Private Placement Memorandum (the "Offering Materials") will not, as of the date of any offer or sale in connection with the Offering, contain any untrue statement of a material fact or omit a material fact necessary to make the statements contained therein, not misleading, in light of the circumstances under which they were made.  If at any time an event occurs as a result of which the Offering Materials, as then amended or supplemented, would include an untrue statement of a material fact or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made when such Offering Materials are delivered to a prospective purchaser pursuant hereto, not misleading, the Company will promptly notify Loofbourrow and ESI to suspend solicitation of prospective purchasers in connection with the Offering; and if the Company decides to amend or supplement the Offering Materials, it will promptly advise Loofbourrow and ESI by telephone (with confirmation in writing) and will promptly prepare an amendment or supplement that will correct such statement or omission.

Loofbourrow and ESI will not violate, or cause the Company to violate, any applicable federal and state securities laws in connection with the Offering.

5.
Confidentiality.  In connection with this engagement, it is contemplated that Loofbourrow and ESI will receive from the Company certain information (including certain business planning, investment, product, marketing, technical, financial, and other information and materials) the Company considers confidential.  Loofbourrow and ESI shall use this confidential information solely for the purpose of providing services to the Company and will not disclose to any party (other than Loofbourrow's and ESI's officers, directors, employees, affiliates, and counsel who have a need to know such information, herein “Representatives”) any such confidential information, except with the prior written approval of the Company; provided, however, that the foregoing restrictions shall not apply to any information that: (a) is included in the Offering Materials and disclosed pursuant to the distribution of the Offering Materials as permitted by the Company, (b) the Company consents to having disclosed in connection with the Offering, (c) is publicly available when provided or thereafter becomes publicly available other than through disclosure by Loofbourrow or ESI or their Representatives, or (d) is required to be disclosed by Loofbourrow and/or ESI by judicial or administrative process in connection with any action, suit, proceeding, or investigation; and provided, further, however, that Loofbourrow and ESI shall give the Company notice of any such requirement immediately upon the becoming aware of same and shall not disclose such information except only to the extent required after the maximum time permitted.  Information shall be deemed “publicly available” if it becomes a matter of public knowledge or is contained in materials available to the public or is obtained by Loofbourrow and ESI from any source other than the Company or its representatives, provided that such source was not to Loofbourrow's or ESI's actual knowledge subject to a confidentiality agreement with the Company.  Loofbourrow and ESI will take reasonable steps to assure that the Offering Materials are not distributed to any persons not permitted to receive them pursuant to the terms hereof.  Loofbourrow and ESI will not provide any confidential information to prospective Investors or any other third party without the express written consent of the Company unless the prospective Investor has executed a confidentiality agreement acceptable to the Company.

6.
Representations and Warranties of Loofbourrow and ESI.  Each of Loofbourrow and ESI represents and warrants to the Company as follows:  (a) it is a licensed broker-dealer registered with the SEC and  FINRA; (b) there are no judgments, orders, decrees, or like actions, or any proceedings pending, before the SEC, FINRA, any State, or any court or arbitration panel that prohibit or effect it from carrying out its obligations under this Agreement; and (c) this Agreement has been duly authorized and approved by it, does not contravene its organizational documents or any agreement or order to which it is a party, and is a legal and valid obligation binding on it.

7.
Indemnification.  The Company acknowledges that Loofbourrow and ESI will be acting on behalf of the Company and will require indemnification by the Company.  The Company further acknowledges that Loofbourrow's and ESI's indemnification provisions attached hereto as Exhibit A are incorporated by reference herein or are made a part hereof for all purposes as though set forth entirely herein.

8.
Miscellaneous.  The Offering will be completed in accordance with Rule 506 under Regulation D under the Securities Act and all applicable state or other jurisdictional securities laws (i.e. "blue sky" laws).  All prospective Investors will be persons who qualify as QIBs and/or accredited investors under all applicable federal and state securities laws and who execute a Subscription Agreement.

The Company shall have the right to identify Investors with which it has affiliations who would be suitable QIBs and/or accredited investors for the Offering ("Company-Introduced Investors"). In the event that the Company decides that these Investors are suitable for the Offering and these Investors purchase Securities in the Offering, no fees shall be due to Loofbourrow and/or ESI respecting Securities purchased by Company-Introduced Investors pursuant to Section 2 above.

The Company agrees that, following the closing of the Offering, Loofbourrow and ESI shall have the right to place advertisements in financial and other newspapers and journals at their own expense describing its services to the Company hereunder, provided that Loofbourrow and ESI will submit a copy of any such advertisement to the Company for its approval, which approval shall not be unreasonably withheld or delayed, and that such action is not in violation of Rule 506 under Regulation D or other federal and state securities laws.

The parties agree that their relationship under this Agreement is an advisory relationship only, and nothing herein shall cause Loofbourrow and/or ESI to be partners, agents or fiduciaries of, or joint venture partners with, the Company or with each other.

This Agreement replaces in its entirety the Term Sheet the parties executed on January 15, 2009.

This Agreement may not be amended or modified except in writing and shall be governed by, and construed in accordance with the laws of the State of New York.

If this Agreement reflects our mutual understanding, please execute two copies in the space indicated below and return one to us.

Very truly yours,

JOHN W. LOOFBOURROW ASSOCIATES, INC.

/s/ John W. Loofbourrow
_____________________________
John W. Loofbourrow
President

EQUITYSMITH, INC.

/s/ Hugo A. Delgado, Jr.
_____________________________
Hugo A. Delgado, Jr.
President

Accepted and agreed to as of January 16, 2009:

BLACKHAWK CAPITAL GROUP BDC, INC.

/s/ Craig A. Zabala
____________________________________
Dr. Craig A Zabala
Chairman of the Board, President & Chief Executive Officer

Exhibit A

Indemnification

Blackhawk Capital Group BDC, Inc., a Delaware corporation (the "Company") agrees to indemnify and hold harmless Loofbourrow Inc. ("Loofbourrow") and EquitySmith, Inc. ("ESI"), together with their affiliates, directors, officers, agents, and employees (Loofbourrow, ESI and each such entity or person, an "Indemnified Person"), from and against any and all losses, claims, damages, judgments, and liabilities, expenses, or costs (and all actions in respect thereof and any legal or other expenses in giving testimony or furnishing documents in response to a subpoena or otherwise), including the cost of investigating, preparing for, or defending any such action or claim, whether or not in connection with litigation in which an Indemnified Person is a party, as and when incurred, directly or indirectly caused by, relating to, based upon, or arising out of Loofbourrow's or ESI's performance of its engagement by the Company under the letter agreement dated as of January 16, 2009, as it may be amended from time to time (the "Agreement"), or otherwise arising out of or in connection with advice or services provided or to be provided by Indemnified Persons pursuant to the Agreement, the transactions contemplated thereby, or any Indemnified Person’s actions or inactions in connection with any such advice, services, or transactions, including any indemnified person's sole or contributory negligence, if such activities were performed (i) in good faith and (ii) in such manner reasonably believed by such Indemnified Person to be within the scope of the authority conferred by the Agreement or by law and to be on behalf of the Company or in furtherance of the performance of Loofbourrow's or ESI's services under the Agreement; provided, however, such indemnity agreement shall not apply to any such loss, claim, damage, liability, or cost incurred by any Indemnified Person to the extent it is found in a final judgment by a court of competent jurisdiction (not subject to further appeal) to have resulted primarily and directly from the gross negligence or willful misconduct or bad faith of such Indemnified Person.  The Company also agrees that no Indemnified Person shall have any liability (whether direct or indirect, in contract or tort or otherwise) to the Company for or in connection with the any advice or services provided by any Indemnified Persons in connection with the Agreement, the transactions contemplated by the Agreement, or any Indemnified Persons’ actions or inactions in connection with any such advice, services, or transactions except for any such liability for losses, claims, damages, liabilities, or costs found in a final judgment by a court of competent jurisdiction (not subject to further appeal) to have resulted primarily and directly from such Indemnified Person’s gross negligence or willful misconduct or bad faith in connection with such advice, actions, inactions, or services.

These Indemnification Provisions shall be in addition to any liability that the Company may otherwise have to any Indemnified Person and shall extend to the following: Loofbourrow, ESI, their affiliated entities, directors, officers, employees, agents, legal counsel and controlling persons of Loofbourrow and ESI within the meaning of the federal securities laws, and the respective successors, assigns, heirs, beneficiaries, and legal representatives of each of the foregoing indemnified persons or entities.  All references to Loofbourrow, ESI or Indemnified Persons in these Indemnification Provisions shall be understood to include any and all of the foregoing indemnified persons or entities.

If any action, proceeding, or investigation is commenced, as to which an Indemnified Person proposes to demand such indemnification, it will notify the Company with reasonable promptness; provided, however, that any failure by an Indemnified Person to notify the Company will not relieve the Company from its obligations hereunder except if and only to the extent that the Company’s defense of such action, proceeding or investigation is actually prejudiced by the Indemnified Person’s failure so to notify the Company.  Loofbourrow and ESI will have the right to retain counsel of their own choice to represent them; however, such firm shall be acceptable to the Company, which acceptance shall not be unreasonably withheld, and unless the Company assumes Loofbourrow's and/or ESI's defense as provided below, the Company will pay the reasonable fees and expenses of such counsel, and such counsel shall to the fullest extent consistent with its professional responsibilities cooperate with the Company and any counsel designated by it.  The Company will be entitled to participate at its own expense in the defense, or if it so elects, to assume and control the defense of any action, proceeding, or investigation, but if the Company elects to assume the defense, such defense shall be conducted by counsel reasonably acceptable to Loofbourrow and ESI.  Any Indemnified Person may retain additional counsel of its own choice to represent it but shall bear the fees and expenses of such counsel unless the Company shall have specifically authorized the retaining of such counsel.  The Company will not be liable for any settlement of any claim against an Indemnified Person made without its written consent.

In order to provide for just and equitable contribution, if a claim for indemnification pursuant to these Indemnification Provisions is made but it is found in a final judgment by a court of competent jurisdiction (not subject to further appeal) that such indemnification may not be enforced in such case, even though the express provisions hereof provide for indemnification in such case, then the Company, on the one hand, and any Indemnified Person, on the other hand, shall contribute to the losses, claims, damages, liabilities, or costs to which the Indemnified Persons may be subject in accordance with the relative benefits received by the Company, on the one hand, and Loofbourrow and ESI, on the other hand, and also the relative fault of the Company, on the one hand, and Loofbourrow and ESI, on the other hand, in connection with the statements, acts or omissions that resulted in such losses, claims, damages, liabilities, or costs, and the relevant equitable considerations shall also be considered.  No person found liable for a fraudulent misrepresentation shall be entitled to contribution from any person who is not also found liable for such misrepresentation.  Notwithstanding the foregoing, neither Loofbourrow nor ESI shall be obligated to contribute any amount hereunder that exceeds the amount of fees received by Loofbourrow or ESI pursuant to the Agreement.

The liability of the Company under the indemnification provisions set forth in this Exhibit A shall be limited to $25,000.

Neither termination nor completion of the engagement of Loofbourrow or ESI or any Indemnified Person under the Agreement shall affect the provisions of these Indemnification Provisions, which shall then remain operative and in full force and effect for one year.

If any provision contained in this Exhibit A is held by a court of competent jurisdiction or other authority to be invalid, void, unenforceable, or against its regulatory policy, the remainder of the provisions contained in this Exhibit A shall remain in full force and effect and shall in no way be affected, impaired, or invalidated.  These Indemnification Provisions may not be amended or modified in any way, except by subsequent agreement executed in writing.